March 8, 2004

Pharmaceutical Resources, Inc.
One Ram Ridge Road
Spring Valley, New York 10977

Ladies and Gentlemen:

      We have acted as counsel to Pharmaceutical Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the resale of (i) $200,000,000 aggregate principal amount of 2.875% Senior Subordinated Convertible Notes due September 30, 2010 (the "Notes") issued by the Company under an Indenture (the "Indenture"), dated as of September 30, 2003, by and between the Company and American Stock Transfer & Trust Company, as trustee; and
(ii) 2,253,200 shares of the Company's common stock, par value $0.01 per share, which may be issued upon conversion of the Notes (the "Shares"). In this regard, we have participated in the preparation and filing with the Securities and Exchange Commission (the "SEC") of a registration statement on Form S-3 relating to the Notes and the Shares (the "Registration Statement").

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined such matters of law and originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion set forth below in clause (i) is limited to the law of the State of New York and our opinion set forth below in clause (ii) is limited to the Delaware General Corporation Law including the statutory provisions thereof and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

      Based upon and subject to the foregoing, it is our opinion that (i) the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally and to general principles of equity (whether applied by a court of law or equity); and (ii) the Shares have been duly authorized for issuance by the Company and, if and when issued and paid for in accordance with the terms of the Notes and the Indenture upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or prospectus within the meaning of the term "expert" as used in
Section 11 of the Securities Act or the rules and regulations promulgated thereunder.

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Pharmaceutical Resources, Inc.
March 8, 2004
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                                                   Yours truly,



                                                   Kirkpatrick & Lockhart LLP

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